UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No.   )

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Response Genetics, Inc.

(Name of Registrant as Specified In Its Charter)
N/A

 (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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August xx, 2010

Dear Stockholder,

You are cordially invited to attend the 2010 Annual Meeting of Stockholders (the “Annual Meeting”) of Response Genetics, Inc. (“RGI”, the “Company”, “we”, “our” or “us”) to be held on Tuesday, September 21, 2010 at 10:00 a.m., Eastern time, at the New York Palace Hotel, 455 Madison Avenue, New York, New York 10022.  Details about the meeting, nominees for our board of directors (the “Board”) and other matters to be acted on are included in the accompanying notice and proxy statement.

This year, the Annual Meeting is extremely important to you as an investor in RGI.  As you may know, a group of hedge funds is seeking to change control of our Board by proposing [eight] of its own nominees for election to the Board in opposition to the nominees of the Special Committee of the Board (the “Special Committee”).  The hedge funds involved in this effort are called Special Situations Fund III QP, L.P., Special Situations Cayman Fund L.P. and Special Situations Life Sciences Fund, L.P., and we refer to them collectively as “SSF”.

We strongly urge you to vote FOR the nominees proposed by the Special Committee by using the attached GOLD proxy card and not to return or vote using any proxy card sent to you on behalf of SSF.  If you vote using a white proxy card sent to you on behalf of SSF, you can subsequently revoke it by using the GOLD proxy card to vote FOR your Special Committee’s proposed nominees by signing, dating and returning the GOLD proxy card in the postage-paid envelope provided, or by following the instructions set forth in the enclosed proxy statement to vote by telephone or the Internet.  Only your last-dated proxy will count, and any proxy may be revoked at any time prior to its exercise at the Annual Meeting as described in the proxy statement.

We hope you plan to attend the Annual Meeting.  Whether or not you plan to attend, it is important that your shares are represented at the Annual Meeting.  We urge you to complete, sign, date and return the GOLD proxy card in accordance with the instructions set forth on the card (or vote by telephone or the Internet as set forth in the enclosed proxy statement) and to discard any white proxy card sent to you on behalf of SSF.

Thank you for your continued support.  If you have any questions, please contact MacKenzie Partners, Inc., which is assisting us in connection with this year’s Annual Meeting, toll free at (800) 322-2885 toll-free or by email at RGI@mackenziepartners.com.

Sincerely,

/s/ Kathleen Danenberg
Kathleen Danenberg
President and Chief Executive Officer

YOUR VOTE IS IMPORTANT

PLEASE TAKE TIME TO VOTE AS SOON AS POSSIBLE

August xx, 2010

NOTICE OF 2010 ANNUAL MEETING OF STOCKHOLDERS
To Be Held on September 21, 2010

To Our Stockholders:

NOTICE IS HEREBY GIVEN that the 2010 Annual Meeting of Stockholders (the “Annual Meeting”) of Response Genetics, Inc. (“RGI”, the “Company”, “we”, “our” or “us”) will be held on Tuesday, September 21, 2010, at 10:00 a.m., Eastern time, at the New York Palace Hotel, 455 Madison Avenue, New York, New York 10022, for the following purposes, as more fully described in the proxy statement accompanying this notice:

1. To elect eight directors to serve one-year terms expiring in 2011.

2. To consider and vote upon a proposal to ratify the appointment of BDO Seidman LLP as the Company’s independent public accountants for the fiscal year ending December 31, 2010.

3. To consider any other business that is properly presented at the meeting.

WHO MAY VOTE:  You may vote if you were the record owner of RGI stock at the close of business on August 10, 2010. A list of stockholders of record will be available at the meeting and, during the 10 days prior to the meeting, at our corporate headquarters, 1640 Marengo Street, 6th Floor, Los Angeles, CA 90033.

This year, the Annual Meeting is extremely important to you as an investor in RGI.  As you may know, a group of hedge funds is seeking to change control of our board of directors (the “Board”) by proposing [eight] of its own nominees for election to the Board in opposition to the nominees proposed by the Special Committee of the Board (the “Special Committee”).  The hedge funds involved in this effort are called Special Situations Fund III QP, L.P., Special Situations Cayman Fund L.P. and Special Situations Life Sciences Fund, L.P., and we refer to them collectively as “SSF”.

We strongly urge you to vote FOR the nominees proposed by the Special Committee by using the attached GOLD proxy card and not to return or vote using any proxy card sent to you on behalf of SSF.  If you vote using a white proxy card sent to you on behalf of SSF, you can subsequently revoke it by using the GOLD proxy card or voting instruction form to vote for the Special Committee’s proposed nominees by telephone or Internet.  Only your last-dated proxy will count, and any proxy may be revoked at any time prior to its exercise at the Annual Meeting as described in the Proxy Statement.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON SEPTEMBER 21, 2010

Our proxy statement and our 2010 Annual Report on Form 10-K and Form 10-K/A will be made available on the Internet at http://www.responsegenetics.com.

If you have any questions about your voting of shares, please contact our proxy solicitors, MacKenzie Partners, Inc., toll free at (800) 322-2885 toll-free or by email at RGI@mackenziepartners.com.

By Order of the Board of Directors,

/s/ Denise McNairn
Denise McNairn
Vice President, General Counsel and Secretary
Los Angeles, California

 Response Genetics, Inc.
1640 Marengo St., 6th Floor
Los Angeles, California 90033
(323) 224-3900

PROXY STATEMENT
For the 2010 Annual Meeting of Stockholders
To Be Held On September 21, 2010

GENERAL INFORMATION ABOUT THE ANNUAL MEETING

Why am I receiving these proxy materials?

You are receiving these proxy materials because the Special Committee of the Board of Directors (the “Special Committee”), consisting of all current members of the Board other than one current member, is soliciting your proxy to cast your vote at the 2010 Annual Meeting of Stockholders (the “Annual Meeting”) of Response Genetics, Inc., a Delaware corporation (“we,” “our,” “us,” “RGI” or the “Company”), and any adjournment or postponement of the Annual Meeting.  This Proxy Statement, the accompanying Notice of 2010 Annual Meeting and our Annual Report on Form 10-K and Form 10-K/A for the year ended December 31, 2009 (the “Annual Report”) filed with the U.S. Securities and Exchange Commission (the “SEC”) and the enclosed GOLD proxy card or voting instruction form are being mailed to stockholders on or about August xx, 2010.

This proxy statement and our Annual Report on Form 10-K and Form 10-K/A for the fiscal year ended December 31, 2009 also are available in the Investors section of our website at www.responsegenetics.com and the SEC’s website at www.sec.gov.

Where and When is the Annual Meeting going to be held?

The Annual Meeting will be held at the New York Palace Hotel, 455 Madison Avenue, New York, New York 10022 on Tuesday, September 21, 2010, at 10:00 a.m., local time.

What is the purpose of the Annual Meeting?

At the Annual Meeting, stockholders will vote on the matters described in the accompanying Notice of 2010 Annual Meeting and this Proxy Statement.  The only matters expected to be voted on at the Annual Meeting are (1) the election of eight directors to serve one-year terms expiring in 2011 and (2) a proposal to ratify the appointment of BDO Seidman LLP as our independent public accountants for the fiscal year ending December 31, 2010.

A group of hedge funds is seeking to change control of our Board of Directors (the “Board”) by proposing [eight] of its own nominees in opposition to the Company’s nominees.  The hedge funds involved in this effort are called Special Situations Fund III QP, L.P., Special Situations Cayman Fund L.P. and Special Situations Life Sciences Fund, L.P., and we refer to them collectively as “SSF”.  The SSF nominees have NOT been endorsed by the Special Committee.  The Company is not responsible for the accuracy of any information provided by or relating to SSF contained in any proxy solicitation materials filed or disseminated by, or on behalf of, SSF or any other statements that SSF may otherwise make.  We urge stockholders to discard any white proxy card that is sent on behalf of SSF.

How Does the Board Recommend that I Vote on the Proposals?

Because one member of the Board has consented to be a director nominee of SSF, the Board has appointed the Special Committee to determine all matters relating to the director nomination process and the Annual Meeting.  The Special Committee recommends that you vote your shares using the enclosed GOLD proxy card or voting instruction form as follows:

•	Proposal 1: FOR the election of each of Kirk C. Calhoun, Kathleen Danenberg, Dr. Jan Fagerberg, Christine Meda, Michael Metzger, Gary D. Nusbaum, Michael Serruya and David Smith; and

•	Proposal 2: FOR ratification of the appointment of BDO Seidman LLP as our independent public accountants for the fiscal year ending December 31, 2010.

As of the date of this proxy statement, we know of no matters that will be presented for determination at the Annual Meeting other than those referred to herein. If any other matters properly come before the meeting calling for a vote of shareholders, proxies in the enclosed GOLD form returned to us or voted by telephone or through the Internet will be voted in accordance with the recommendation of the Board or, in the absence of such a recommendation, in accordance with the judgment of the proxy holders.

Who Can Vote?

Only stockholders who owned our common stock at the close of business on August 10, 2010 are entitled to vote at the Annual Meeting. Common stock is our only class of voting stock.

You do not need to attend the Annual Meeting to vote your shares.  Shares represented by valid proxies solicited by us, received in time for the meeting and not revoked prior to the meeting, will be voted at the meeting.

How Many Votes Do I Have?

Each share of RGI common stock that you own entitles you to one vote.

How Do I Vote?

Whether you plan to attend the Annual Meeting or not, we urge you to vote by proxy. Voting by proxy will not affect your right to attend the Annual Meeting.  You may vote:

 • By Mail: Vote by marking, signing and dating the enclosed GOLD proxy card and returning it in the envelope provided.  To vote for the Company’s nominees mark, sign, date and return the enclosed GOLD proxy card in the accompanying envelope.  Please do not sign, return or provide voting instructions in favor of any white proxy card sent to you on behalf of SSF. Withholding authority to vote for the SSF nominees on a white proxy card sent to you on their behalf is not the same as voting for the Company’s nominees and may have the effect of revoking an earlier dated GOLD proxy card;

• By Internet: Vote via the Internet by following the voting instructions on the GOLD proxy card;

• By Telephone: Place your vote by telephone by following the instructions on the GOLD proxy card; or

• In Person: If you are a stockholder of record, you may vote in person by attending the Annual Meeting. If your shares are held in “street name” and you wish to vote in person at the Annual Meeting, you must obtain and produce at the Annual Meeting a valid proxy (referred to as a “legal proxy”) from the organization that holds your shares, along with valid identification. We will distribute written ballots to any stockholder who wishes to vote in person at the Annual Meeting.

We urge you to disregard any white proxy card sent to you on behalf of SSF.

May I Revoke My Proxy?

If you give us your proxy, you may revoke it at any time before the meeting.  You may revoke your proxy in any one of the following ways:

•	By signing a new proxy card and timely submitting it as instructed above;
•	If you are a stockholder of record, by timely notifying Denise McNairn, RGI’s Secretary, in writing before the Annual Meeting that you have revoked your proxy; or
•
If you are a stockholder of record, or you hold your shares in “street name” and you have a valid proxy from the organization that holds your shares, by attending the meeting in person and voting in person. Attending the meeting in person will not in and of itself revoke a previously submitted proxy unless you specifically request it.

If you have previously signed, voted or returned a white proxy card sent to you on behalf of SSF, you may change your vote by marking, signing, dating and returning the enclosed GOLD proxy card in the enclosed postage prepaid envelope, by voting by telephone or through the Internet by following the instructions in this proxy statement.

What Should I Do If I Receive A White Proxy Card From SSF?

You may receive, or may have already received, proxy solicitation materials sent on behalf of SSF, including an opposition proxy statement and white proxy card.  We urge you not to discard any proxy card sent to you on behalf of SSF.  If you previously have voted using the white proxy card sent to you on behalf of SSF, you have every right to change your vote by executing and returning the GOLD proxy card provided to you, by voting over the telephone or Internet following the instructions above.  Only your latest dated proxy will be counted.

What if I Receive More Than One Proxy Card?

You may receive more than one proxy card or voting instruction form if you hold shares of our common stock in more than one account, which may be in registered form or held in street name. Please vote in the manner described under “How Do I Vote?” for each account to ensure that all of your shares are voted.

If SSF proceeds with its proxy contest, you may also receive an opposition proxy statement and one or more white proxy cards or voting instructions forms sent on behalf of SSF.  To ensure that stockholders have our latest proxy information and materials to vote, we expect to conduct multiple mailings and solicitations prior to the Annual Meeting.  We will be sending you, or making the same available to you over the Internet, a new GOLD proxy card or voting instruction form with each mailing, regardless of whether you have previously submitted your vote.  Only the latest dated proxy you submit will be counted.

To vote for the Company’s nominees to the Board you must use the GOLD proxy card sent to you by mail, vote by telephone or Internet following the instructions above.  Voting against any SSF nominees on a white proxy card or a voting instruction form provided on behalf of SSF will not be counted as a vote pursuant to the recommendations of the Special Committee.  If you wish to vote pursuant to the recommendations of the Special Committee of the Board you should disregard any proxy card you receive other than our GOLD proxy card.

Will My Shares be Voted if I Do Not Return My Proxy Card?

If you hold your shares in “street name” and do not provide voting instructions to your broker, your shares will not be voted on any proposal on which your broker does not have discretionary authority to vote. In this situation, a "broker non-vote" occurs. Shares constituting broker non-votes are not counted or deemed to be present or represented for the purpose of determining whether stockholders have approved a matter, but they are counted as present for the purpose of determining a quorum at the Annual Meeting.

Your broker or other nominee does not have discretionary authority to vote on the election of directors, but does have discretionary authority to vote on the ratification of our independent public accountants.  Thus, if your shares are held in “street name” and you do not provide instructions as to how your shares are to be voted in the election of directors, your broker or other nominee will not be able to vote your shares in the election of directors. We urge you to provide instructions to your broker or nominee so that your votes may be counted on this important matter.

What Vote is Required to Approve Each Proposal and How are Votes Counted?

Proposal 1: Elect Directors
The eight nominees for director who receive the most votes (also known as a “plurality” of the votes) will be elected.  Abstentions are not counted for purposes of electing directors. You may vote either FOR all of the nominees, WITHHOLD your vote from all of the nominees or WITHHOLD your vote from any one or more of the nominees. Votes that are withheld will not be included in the vote tally for the election of directors.

Proposal 2: Ratify Selection of Auditors
The affirmative vote of a majority of the shares cast affirmatively or negatively for this proposal is required to ratify the selection of independent public accountants. Abstentions will have no effect on the results of this vote. We are not required to obtain the approval of our stockholders to select our independent accountants. However, if our stockholders do not ratify the selection of BDO Seidman LLP as our independent accountants for 2010, our Audit Committee of our Board will reconsider its selection.

Am I entitled to appraisal rights?

The Board has not proposed for consideration at the Annual Meeting any transaction for which the laws of Delaware entitle stockholders to appraisal rights.

What Constitutes a Quorum for the Meeting?

The presence, in person or by proxy, of the holders of a majority of the outstanding shares of our common stock is necessary to constitute a quorum at the meeting.  Votes of stockholders of record who are present at the meeting in person or by proxy, abstentions, and broker non-votes are counted for purposes of determining whether a quorum exists.

Attending the Annual Meeting

The Annual Meeting will be held at 10:00 am on Tuesday, September 21, 2010 at the New York Palace Hotel, 455 Madison Avenue, New York, New York 10022.  When you arrive at the New York Palace Hotel, 455 Madison Avenue, New York, NY 10022, signs will direct you to the appropriate meeting rooms.  You need not attend the Annual Meeting in order to vote.

Householding of Annual Disclosure Documents

In December 2000, the SEC adopted a rule concerning the delivery of annual disclosure documents. The rule allows us or your broker to send a single set of our annual report and proxy statement to any household at which two or more of our stockholders reside, if we or your broker believe that the stockholders are members of the same family. This practice, referred to as “householding,” benefits both you and us. It reduces the volume of duplicate information received at your household and helps to reduce our expenses. The rule applies to our annual reports, proxy statements and information statements. Once you receive notice from your broker or from us that communications to your address will be “householded,” the practice will continue until you are otherwise notified or until you revoke your consent to the practice.  Each stockholder will continue to receive a separate proxy card or voting instruction card.

If your household received a single set of disclosure documents this year, but you would prefer to receive your own copy, please contact our proxy solicitors, MacKenzie Partners, Inc., toll free at (800) 322-2885 toll-free or by email at RGI@mackenziepartners.com.

If you do not wish to participate in “householding” and would like to receive your own set of our annual disclosure documents in future years, follow the instructions described below. Conversely, if you share an address with another stockholder of the Company and together both of you would like to receive only a single set of our annual disclosure documents, follow these instructions:

• If your shares are registered in your own name, please contact our transfer agent, American Stock Transfer & Trust Company, and inform them of your request by calling them at 1-800-937-5449 or writing them at 59 Maiden Lane, Plaza Level, New York, NY 10039.

• If a broker or other nominee holds your shares, please contact the broker or other nominee directly and inform them of your request. Be sure to include your name, the name of your brokerage firm and your account number.

STOCK OWNERSHIP INFORMATION

The following table sets forth certain information regarding the beneficial ownership of our common stock as of July 16, 2010 by each of our named executive officers, each of our directors and director nominees, all of our current directors and executive officers as a group and each person, entity or group of affiliated person or entities known by us to own beneficially more than 5% of our common stock. Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the securities. We deem shares of common stock that may be acquired by an individual or group within 60 days of July 16, 2010 pursuant to the exercise of options or warrants to be outstanding for the purpose of computing the percentage ownership of such individual or group, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person shown in the table. Except as indicated in footnotes to this table, we believe that the stockholders named in this table have sole voting and investment power with respect to all shares of common stock shown to be beneficially owned by them based on information provided to us by these stockholders. Percentage of ownership is based on 18,302,532 shares of common stock outstanding on July 16, 2010.

Name of Beneficial Owner	Number of Shares Beneficially Owned		Percentage Shares Beneficially Owned
Directors and Executive Officers
David Smith	1,394,854	(2)	7.6%
Michael Serruya	12,564	(2)	*
Kathleen Danenberg	736,548	(1)	4.0%
Tom DeMeester, M.D.	381,470	(2)	2.1%
Gary D. Nusbaum	17,250	(2)	*
John C. Ferrara	9,343	(2)	*
Kirk K. Calhoun	9,343	(2)	*
Edith P. Mitchell, M.D.	1,437	(2)	*
Jan C. Fagerberg, M.D., Ph.D.	-		-
Christine A. Meda	-		-
Michael A. Metzger	-		-
Denise McNairn	94,083	(2)	*
Michael McNulty	-		*
David O’Toole	3,500		*
All current executive officers and directors	2,713,592		14.8%
5% or More Stockholders
Clara Serruya	1,367,856	(3)	7.5%
Samuel Serruya	1,367,856	(4)	7.5%
AWM Investment Co, Inc.	3,350,174	(5)	18.3%
Lansdowne Partners Limited Partnership	3,658,676	(6)	19.9%
SRB Management, L.P.	2,066,601	(7)	11.3%

* Indicates ownership of less than 1%.

(1) Includes of 426,108 shares of common stock jointly owned by Ms. Danenberg and her husband, Peter Danenberg. Includes  306,140 shares of common stock issuable upon the exercise of options within 60 days of July 16, 2010.

(2) Includes amounts for stock options that have vested or will vest within 60 days of July 16, 2010.

(3) Includes 503,428 shares of common stock owned by her husband, Samuel Serruya, as to which Mrs. Serruya disclaims beneficial ownership.

(4) Includes 864,328 shares of common stock owned by his wife, Clara Serruya, as to which Mrs. Serruya disclaims beneficial ownership.

(5) According to Amendment No. 3 to the Schedule 13D filed by Austin W. Marxe and David M. Greenhouse on February 18, 2010, Mr. Marxe and Mr. Greenhouse have shared power to vote and dispose of or direct the disposition of 3,350,174 common shares. MGP Advisors Limited (“MGP”) is the general partner of the Special Situations Fund III QP, L.P. (“QP”). AWM Investment Company, Inc. (“AWM”) is the general partner of MGP, the general partner of and investment adviser to the Special Situations Cayman Fund, L.P. (“Cayman”) and the investment adviser to QP and the Special Situations Life Sciences Fund, L.P. (“LS”). Austin W. Marxe and David M. Greenhouse are the principal owners of MGP and AWM.  Through their control of MGP and AWM, Messrs. Marxe and Greenhouse share voting and investment control over the portfolio securities of each of the funds listed above, which include respectively 1,065,351 common shares held by QP, 1,158,651 common shares held by Cayman, and 1,126,172 common shares held by LS. The principal address for AWM Investment Co. is 527 Madison Ave. #2600, New York, NY 10022.

(6) According to a Form 4 filed by Lansdowne Partners Limited Partnership on March 9, 2010, 3,658,676 common shares are held in the account of Lansdowne UK Strategic Investment Master Fund Limited (the "Master Fund") and may be deemed to be beneficially owned by Lansdowne Partners Limited Partnership by virtue of its role as the investment advisor of the Master Fund.  Lansdowne Partners Limited Partnership disclaims beneficial ownership of the reported securities.  The principal address for Lansdowne Partners Limited Partnership is 15 Davies Street, London, United Kingdom W1K 3AG.

(7) Includes 1,397,672 shares of common stock owned by SRB Greenway Opportunity Fund, (QP), L.P. (“Greenway Opportunity QP”), 172,746 shares of common stock owned by SRB Greenway Opportunity Fund, L.P. (“Greenway Opportunity, L.P.”), 381,679 shares of common stock owned by Mr. Steven R. Becker and 114,504 shares of common stock owned by Mr. Matthew A. Drapkin.  According to a Form 4 filed by SRB Management, L.P. on March 10, 2010, SRB Management, L.P. (“SRB Management"), as the general partner of, and investment manager for, Greenway Opportunity QP and Greenway Opportunity, L.P.; BC Advisors, LLC (“BCA”), as the general partner of SRB Management; and Mr. Steven R. Becker and Mr. Matthew A. Drapkin, as the sole members and co-managing members of BCA and limited partners of SRB Management, may in each case be deemed to be beneficial owners of the 1,397,672 common shares directly beneficially owned by Greenway Opportunity QP and the 172,746 common shares directly beneficially owned by Greenway Opportunity L.P.  SRB Management, BCA, Greenway Opportunity QP, Greenway Opportunity L.P., Mr. Becker and Mr. Drapkin disclaim any beneficial ownership of any common stock referenced herein, other than shares of common stock owned directly by them.  The principal address for SRB Management is 300 Crescent Court, Suite 1100 Dallas, TX 75201.

PROPOSAL 1:   TO ELECT EIGHT (8) DIRECTORS OF THE COMPANY

(Notice Item 1)

Our Board currently consists of eight directors.  At the Annual Meeting, eight directors are to be elected.  Our directors hold office until their successors are elected at the next annual meeting of stockholders (or special meeting of stockholders at which directors are to be elected) and are qualified, or until their earlier resignation or removal.  Directors are elected by a plurality vote of our stockholders, such that the nominees receiving the greatest number of votes, up to the number of directors to be elected, are elected to office.  Any director may be removed from office at any time by our stockholders, with or without cause, by the affirmative vote of a majority of the outstanding voting power entitled to elect such director, at an annual or special meeting of the stockholders called for that purpose.

Our Special Committee, consisting of all of our current directors other than a director who has advised us that he will be nominated by SSF, recommends that you vote to elect the Company’s slate of nominees, which consists of five incumbent directors — Kathleen Danenberg, our President and Chief Executive Officer, Kirk C. Calhoun, Gary D. Nusbaum, Michael Serruya and David Smith — and three new nominees — Dr. Jan Fagerberg, Christine Meda and Michael Metzger.  These three new nominees were chosen because our Nominating and Governance Committee of the Board (the “Nominating Committee”) and the Special Committee believes they collectively bring to the Board a wealth of experience in drug discovery and development, diagnostics development, business strategy and development and licensing and mergers and acquisitions activity in the pharmaceutical industry.

Unless authority to vote for any of these nominees is withheld, the shares represented by the enclosed proxy will be voted FOR such nominees. In the event that any of the nominees becomes unable or unwilling to serve, the shares represented by the enclosed proxy will be voted for the election of such other person as the Board may recommend in his/her place.  We have no reason to believe that any nominee will be unable or unwilling to serve as a director.

Background of Proxy Contest

We are an early stage life sciences company, primarily focused on research and development of innovative clinical diagnostic tests.  To date, we have relied heavily on external sources of financing to fund our operations, including our development and expansion of our research and development activities, commercial operations, testing facilities and infrastructure.

A significant portion of our funding has come from our June 2007 initial public offering (with net proceeds of approximately $17 million), a private placement of equity to affiliates of SSF in March 2009 (with net proceeds of approximately $2 million), a private placement of equity to Lansdowne UK Strategic Investment Master Fund Limited and certain of its affiliates (“Lansdowne”) in March 2009 (with net proceeds of approximately $4 million) and a private placement of equity to affiliates of, and funds managed by, Lansdowne, Greenway Capital Partners and Paragon Associates in March 2010 (with net proceeds of approximately $4 million).

Although SSF was invited to participate in the March 2010 financing, it declined to do so because it believed our common stock, which had appreciated by more than 25% since SSF had participated in the March 2009 financing, was undervalued and that the financing would dilute our existing stockholders.  At the same time, SSF first publicly indicated that it might seek to place its principals and others on our Board.

The March 2010 financing was recommended to our Board by a special finance committee of the Board, which specifically took into account SSF’s concern that the financing would dilute our existing stockholders.  The Board approved the March 2010 financing by the unanimous vote of all seven directors present, including the affirmative votes of two members of our Board who, together with members of their families, collectively owned approximately 15% of our outstanding common stock, both before and after completion of the March 2010 financing.  To the extent the March 2010 financing diluted existing stockholders because our common stock was, as argued by SSF, undervalued, these Board members and their families shared ratably in such dilution since they did not participate in the financing.  Nonetheless, these and other members of our Board approved the March 10 financing because they firmly believed it was in the best interests of the company and our stockholders.

On March 15, 2010, SSF notified us, as required by our bylaws, of its intention to nominate nine individuals for election to our Board at the Annual Meeting.  One of the individuals identified in SSF’s notice of intended nominees was Tom DeMeester, who is chairman of our Board.

At a meeting of our Board on March 17, 2010, Dr. DeMeester informed the Board of his intention to join SSF’s competing slate of director nominees.  While SSF had sought to recruit other incumbent directors to join its slate of director nominees, only Dr. DeMeester agreed to do so.  At the same meeting, the Board created the Special Committee, consisting of all current members of the Board other than Dr. DeMeester, for the purpose of  determining all matters relating to the director nomination process and the Annual Meeting.

Immediately following the March 17 Board meeting, a meeting of the Special Committee was held at which the Special Committee requested that the Nominating Committee, consisting of Messrs. Ferrara and Nusbaum, determine and undertake a process for considering and recommending to the Special Committee a slate of nominees to be put forth by the company at the  Annual Meeting.  In addressing this request at the meeting, members of the Special Committee and the Nominating Committee discussed their expectations that the Nominating Committee would obtain substantial input into their process from Ms. Danenberg, in her capacity as our Chief Executive Officer, from other members of the Special Committee and from stockholders.

Following the March 17 meeting of the Special Committee, the Nominating Committee worked closely with Ms. Danenberg to develop a slate of nominees to present to the Special Committee.  Since the members of the Nominating Committee and Ms. Danenberg agreed that the Board should have additional experience and expertise in the diagnostics and pharmaceutical areas, much of their efforts involved identifying, considering and recruiting outside candidates to join the Board.  They also believed that SSF’s threatened proxy contest was not in the best interests of the company and our stockholders and therefore attempted to avoid a proxy contest by settling with SSF on a joint slate of candidates for election at the Annual Meeting.  However, the Nominating Committee and Ms. Danenberg strongly believed that a change of control of the Board would not be in the best interest of the company and our stockholders.

During this time, the members of the Nominating Committee and Ms. Danenberg consulted with stockholders, other members of the Special Committee and a representative of SSF in an effort to settle the threatened proxy contest and to develop a Board slate consistent with the company’s current needs and backed by significant stockholder support.  In early May 2010, the Nominating Committee sent to Dr. David Sable, a representative of SSF, the following letter formally proposing a basis on which the SSF proxy contest might be settled:

May 5, 2010
Special Situations Life Sciences Fund, L.P.
527 Madison Avenue, Suite 2600
New York, New York 10022
Attention:  Dr. David B. Sable

Re:	Director Nominations for the 2010 Annual Meeting of Stockholders
of Response Genetics, Inc. (the “Company”)

Dear David:

On behalf of the Nominating and Governance Committee of the Board of Directors of the Company (the “Nominating Committee”), we are writing to you in connection with the March 15, 2010 nomination notice and subsequently filed preliminary proxy statements of Special Situations Fund III QP, L.P., Special Situations Cayman Fund L.P. and Special Situations Life Sciences Fund, L.P. (collectively, “SSF”) with respect to the Company’s 2010 Annual Meeting of Stockholders.

The Nominating Committee has been authorized by the Special Committee of the Board of Directors that is overseeing the director nomination process to formulate recommendations regarding director nominees in light of all relevant facts and considerations, including SSF’s slate of nominees.  To that end we have engaged in numerous discussions with a number of the Company’s significant stockholders — including Lansdowne UK Strategic Investment Master Fund Limited, Greenway Capital Partners, LLC, David M. Smith and members of the Serruya family — to understand the consensus of the stockholder base with respect to the current structure and composition of the Board of Directors.  In addition, we have spoken at length with the Company’s management and advisors to analyze the current leadership structure of the Board of Directors and identify potential areas of improvement.

In assessing our nomination recommendations, we have also considered the accomplishments of the Company under the guidance of the current Board of Directors since the beginning of 2009.  During this period, the Company has achieved numerous objective and subjective measures of success.  The financial results reported for the year ended December 31, 2009 objectively bear out these results, with an increase in net revenue of 27% over the prior year and only 60% of net revenue coming from our top three clients, as compared to 95% during the prior year.  The fourth quarter results of the Company in particular, in which net revenue increased by 134% as compared to the same period the prior year, demonstrate the progress the business has made under the direction of the current Board of Directors.

In seeking to build long-term shareholder value, the Board of Directors has remained consistently focused on improving the operational efficiency of the Company.  In particular, the Board has prioritized the expansion of the sales and distribution network, which has increased from 3 sales people in January 2009 to 15 full-time sales people currently.  Improvements in the sales and distribution network resulted in an 81% increase in Response DX test sales in the fourth quarter of 2009 as compared to the previous quarter.  We believe the leadership of the current Board of Directors and its focus on the long-term health and operational efficiency of the Company has very significantly enhanced stockholder value over the course of the past year.  The financial markets have also taken notice of these tangible results.  On April 16, 2010, Ladenburg Thalmann announced it had initiated equity coverage of the Company’s common stock.  In addition, the common stock price itself has increased from its 52-week low of $0.29 per share as of May 15, 2009 to its current price of $2.21 per share as of May 4, 2010, representing an increase of over 500%.  And the Board of Directors has initiated actions to strengthen the executive management team.  One of those initiatives is the recent hire of David O’Toole as the new Chief Financial Officer of the Company, a hire that we believe will further enhance the Company’s ability to communicate with Wall Street and the public markets.

Despite the success of the Company under the current Board’s leadership, the Nominating Committee annually assesses the particular experience, qualifications, attributes and skills of our directors in the context of the then current make-up of the Board of Directors and the particular needs of the Company.  This review includes consideration of factors such as industry experience, business background, diversity and expertise.  Based on our discussions with Company stockholders, management and advisors, and a consideration of the particular needs of the Company at its current stage of development, we believe that the overall quality and effectiveness of the Board could be improved by restructuring its size and composition.

We believe that a reduction of the Board of Directors to seven members would well suit the Company’s current size and scope of operations.  At the same time, our discussions with shareholders and management have underscored the importance of maintaining continuity in the Company’s leadership, particularly in light of recent successful initiatives that are ongoing.  Accordingly, after discussions with Company stockholders, management and advisors, and as a means of settling what could otherwise be a costly and distracting proxy contest, we are proposing that the Board of Directors be reduced to seven members, which would include five current directors, plus Michael J. Tillman and Richard van den Broek, two of SSF’s nominees.

We are making this proposal in an earnest effort to resolve the pending proxy contest and look forward to engaging in discussions and formalizing this joint slate of nominees and the termination of the proxy contest.  The Nominating Committee remains prepared to engage in a meaningful and constructive dialogue with SSF in order to reach an amicable resolution, as we believe the cost and distraction of a prolonged contest would be injurious to the Company and its stockholders.  Ultimately, we believe our interests are aligned in seeking to improve the overall quality and effectiveness of the Board of Directors and enhance stockholder value.

We very much look forward to discussing the proposal set forth in this letter with you further.  Please let us know if there is an appropriate time at which we may plan to discuss.

Very truly yours,

/s/ Gary D. Nusbaum	/s/ John C. Ferrara
Gary D. Nusbaum	John C. Ferrara

Subsequent to delivery of this letter to Dr. Sable, the members of the Nominating Committee spoke with Mr. Sable and Austin Marxe, another representative of SSF.  The Nominating Committee again emphasized its desire to come to a compromise, but Mr. Sable and Austin Marxe rejected the Nominating Committee’s compromise proposal of a joint board slate consisting of two SSF nominees and five continuing directors.  In that conversation, Dr. Sable stated that SSF would accept nothing less than a board consisting of a majority of new independent directors.

Following that conversation, the Nominating Committee reconsidered the composition of the Board in a further effort to settle SSF’s threatened proxy contest.  The Nominating Committee weighed the risks and costs of a change in control of the Board, as proposed by SSF, including risks to our turnaround efforts, and concluded that while a settlement of the pending proxy contest would be in the best interest of the company and our stockholders, a change of control of the company would not be.  As a result, on May 31, 2010, the Nominating Committee sent SSF a letter with a second settlement proposal offering SSF even greater representation, though not majority representation, on the Board:

May 31, 2010
Special Situations Life Sciences Fund, L.P.
527 Madison Avenue, Suite 2600
New York, New York 10022
Attention:  Dr. David B. Sable

Re:	Director Nominations for the 2010 Annual Meeting of Stockholders
of Response Genetics, Inc. (the “Company”)

Dear David:

Following our letter to you of May 5, 2010, we had a conversation with you and Austin Marxe in which you rejected our compromise proposal of a joint board slate consisting of two of your nominees and five continuing directors.  In that conversation, you clearly stated that you would accept nothing less than a board consisting of a majority of new independent directors, and you pointedly avoided any discussion about the substantial progress the Company has made under the current board.  While we believe that a joint slate and an end to your pending proxy contest are in the best interests of the Company, we are certain as well that a change in control of the board at this time would materially harm the Company and its shareholders.

As we detailed in our May 5 letter, the Company’s board and management have been active and successful in starting to turn the Company around and building long-term shareholder value by focusing on improving operational efficiency, expanding the sales and distribution network, strengthening the executive management team and raising the Company’s profile in the public markets.  In our May 5 letter, we noted that the market had begun to recognize these efforts, with the initiation of equity coverage by Ladenburg Thalmann and more than a 500% increase in our stock price as of May 4 over the 52-week low on May 15, 2009.  Following our recent announcements of the GlaxoSmithKline licensing agreement and first quarter earnings, the Company’s stock price has further increased.

Simply put, the Company is in the midst of a turnaround that is attributable to the efforts of the Company’s board and management.  While this turnaround has gained significant traction and has been warmly greeted by the public markets, the Company’s board and management are still working hard to consolidate these gains and execute ongoing initiatives.  Among the most important efforts we are undertaking is to further strengthen our executive management team.  The recent hiring of David O’Toole as chief financial officer has been an important step in this direction, and we believe we may be close to another key hire for our senior management team.

Given this dynamic situation, both we and Kathy Danenberg believe that it is absolutely essential to the Company’s ongoing turnaround efforts to avoid a changeover in a majority of the Company’s directors.  Continuity of leadership is critical at this time as we integrate new players into the management team and continue to follow through on the other steps we are taking.  Moreover, a change in a majority of the board will constitute a “change of control” that will subject the Company to a range of costs and risks, including an acceleration of option vesting, change of control payments and a heightened risk that key management and other personnel will choose to leave the Company.  As the Company’s president and chief executive officer, Kathy has advised us that she would be very concerned about having to manage this multifaceted turnaround under the guidance of a board consisting of a majority of new directors.

In the weeks since we last spoke with you, we have been working with Kathy to recruit for the Company’s board a number of individuals with deep experience and strong leadership credentials in pharmaceuticals and diagnostics.  We have also spoken with significant Company shareholders, who have reinforced our belief that these backgrounds are needed on the board.  We are now prepared to present a board slate consisting of four incumbent directors and three new members with extensive pharmaceuticals and diagnostics backgrounds.  Before we do so, however, we would welcome the opportunity to discuss with you the possibility of a joint slate consisting of four incumbent directors and three new nominees, which could include one or more of your own nominees.

While we cannot, as fiduciaries, recommend a change in a majority of the board under the current circumstances, we believe that your pending proxy contest will make the Company’s turnaround much more difficult and uncertain, and we do not believe that to be in anyone’s interest.  We therefore encourage you to give serious consideration to this proposal, and look forward to your response.

Very truly yours,

/s/ Gary D. Nusbaum	/s/ John C. Ferrara
Gary D. Nusbaum	John C. Ferrara

Following SSF’s rejection of the Nominating Committee’s May 31st settlement proposal, the Nominating Committee and Ms. Danenberg refocused their efforts on identifying, considering and recruiting as potential Board members several industry executives with extensive experience and strong leadership credentials in the diagnostics and pharmaceuticals areas.  At the same time, we continued with our efforts to broaden our management team, resulting in the announcement on June 10, 2010 that we had appointed Michael McNulty as our Chief Operating Officer effective July 12, 2010.

In late June, 2010, the Nominating Committee, with Ms. Danenberg’s strong support, determined to recommend to the Special Committee that Dr. Jan Fagerberg, Christine Meda and Michael Metzger be included on our slate of director nominees for the Annual Meeting.  These three nominees were chosen from among a larger group that had been considered by the Nominating Committee and Ms. Danenberg based on their expertise in the diagnostic and pharmaceutical areas, demonstrated leadership abilities and willingness to commit the time and effort necessary to serve on our Board.

At meetings of the Special Committee on July 1 and July 6, 2010, the Nominating Committee presented to the Special Committee its recommendations as to the composition of our slate of nominees for the Annual Meeting.  The Nominating Committee proposed three new nominees to the Board, consisting of Dr. Jan Fagerberg, Christine Meda and Michael Metzger, and initially proposed that the Board consist of seven directors, including Ms. Danenberg and three other incumbent directors to be determined by the Special Committee.  After discussion among the members of the Special Committee and an evaluation of the composition of the Board as a whole, the Special Committee unanimously approved a Board slate consisting of eight nominees — Kirk Calhoun, Kathy Danenberg, Dr. Jan Fagerberg, Christine Meda, Michael Metzger, Gary Nusbaum, Michael Serruya and David Smith.  In deciding on a slate of eight rather than seven nominees, with four incumbent directors in addition to Ms. Danenberg, the Special Committee considered the need for the Board to have, particularly at a time of significant transition in our business and executive management team, significant experience in accounting, financial and governance matters and to include directors representing substantial holdings of our common stock.

Information About Our Nominees

Set forth below is certain information about our director nominees, including information about each nominee’s specific experience, qualifications, attributes or skills that led the Special Committee to conclude that the nominee should serve as a director of the Company at the time we are filing this proxy statement, in light of our business and corporate structure.  We believe each of our nominees has other attributes necessary to create an effective Board: the willingness to engage management and each other in a constructive and collaborative fashion; good judgment; the willingness to offer a diverse perspective; high personal and professional ethics, integrity and values; the ability to devote ample time to serve on our Board and its committees; and a commitment to representing the interests of all our stockholders.  Collectively, we believe our nominees possess a broad set of competencies and experiences that will further the interests of the Company, its stockholders and other stakeholders.

Name	Age	Position with the Company
Kirk K. Calhoun (1)(2)(3)	66	Director
Kathleen Danenberg	63	Director, Chief Executive Officer and President
Jan C. Fagerberg, M.D., Ph.D.	48	Director Nominee
Christine A, Meda	62	Director Nominee
Michael A. Metzger	39	Director Nominee
Gary D. Nusbaum (1)(2)	43	Director
Michael Serruya	45	Director
David M. Smith	43	Vice Chairman of the Board

(1). Member of Audit Committee.
(2). Member of Nominating Committee. Mr. Nusbaum is chair of this committee.
(3). Member of the Compensation Committee. Mr. Calhoun is chair of this committee.

Each of our director nominees is a current director of the Company, with the exception of Dr. Fagerberg, Ms. Meda and Mr. Metzger. There are no family relationships among any of the executive officers, directors or director nominees.

Kirk K. Calhoun has served as a member of our Board since May 2008. Mr. Calhoun joined Ernst & Young, LLP, a public accounting firm, in 1965 and served as a partner of the firm from 1975 until his retirement in 2002. Mr. Calhoun is a Certified Public Accountant (non-practicing) with a background in auditing and accounting. He currently serves on the board of directors of Abraxis Bioscience, (NASDAQ: ABII), fully integrated biotechnology company, and has served on the boards and audit committees of four other public companies in the pharmaceutical industry up until the dates of their respective sales, including Myogen, Inc., Aspreva Pharmaceuticals Company and Adams Respiratory Therapeutics, Inc.  Mr. Calhoun received a B.S. in Accounting from the University of Southern California.

Mr. Calhoun brings to the Board experience and skills in finance, management and corporate governance, developed over his career in public accounting and through his service as an audit committee financial expert on various public company boards and his service as a director of other life sciences companies.

Kathleen Danenberg has been our Chief Executive Officer and President since 2002. Prior to that, she served as our Vice President and Chief Scientific Officer from December 2000 to December 2002. Ms. Danenberg has served as one of our Board members since March 2000. Ms. Danenberg began her career in molecular research and developed broad expertise in the area of personalized medicine and commercial applications for the use of biomarkers in oncology. While conducting research at the University of Southern California, Ms. Danenberg co-invented a breakthrough patented method to extract RNA from formalin-fixed paraffin embedded tissue specimens which became the basis for the establishment of the Company.  Subsequently, in the early years at the Company , she led the development and validation of predictive biomarkers that are now products in our ResponseDX™ panels of oncology tests. Ms. Danenberg received her B.S. in biochemistry from the University of Wisconsin.

In addition to her leadership skills as President and Chief Executive Officer of RGI, Ms. Danenberg provides to the Board a unique and well-developed understanding of our company and our challenges and opportunities.  Ms. Danenberg has a deep understanding of our technology, operations, key clients and strategic partners, and competitive and regulatory environments, and is critical to our success.

Jan C. Fagerberg, M.D., Ph.D., is Senior Vice President and Chief Medical Officer of Micromet, Inc., a biopharmaceutical company developing novel treatments for cancer and inflammatory and autoimmune diseases, a position he has held since November 2009. Prior to joining Micromet, from 2006 until 2009 he was Medical Director at TopoTarget A/S, a company focused on the development and commercialization of improved treatments for cancer patients. From 2000 until 2006, he served in a number of capacities within F. Hoffman- La Roche, most recently as Therapeutic Area Expert (Oncology), a leadership position where he focused on global oncology drug development. Dr. Fagerberg received his M.D. and Ph.D. from the Karolinska Institute in Stockholm, Sweden and is board certified in Medical Oncology and Radiotherapy.

Dr. Fagerberg’s background in drug development at Roche brings to the Board substantial expertise that is relevant to our business model in this era of personalized medicine.  His medical, business and scientific expertise are important to the present and future needs of RGI as we engage in the co-development of companion diagnostics with the pharmaceutical industry.  Dr. Fagerberg has an extensive background in drug development in the United States and Europe, having served in key research and leadership positions at Roche, one of the world’s largest  biopharmaceutical companies.  He has also worked in hospital research institutions.

Christine A. Meda is President and Chief Executive Officer of Arcxis Biotechnologies, an early-stage molecular diagnostics company, since December 2007. Ms. Meda founded and is also President of RxDxLink, a consulting service company to early state and small biotechnology companies.  Ms. Meda served as President and Chief Operating Officer for Diamics, Inc., an early-stage diagnostics company, from January 2007 to July 2007. From January 2003 through 2006, Ms. Meda held various positions, including Vice President Business Development and Vice President of Women’s Health Development, at Roche Molecular Diagnostics, where she was responsible for research medical device business strategy.

Ms. Meda has extensive knowledge of the diagnostics industry and market, including with her years of experience at Roche Diagnostics.  She currently serves as President and Chief Executive Officer of an early-stage molecular diagnostics company.  Previously, she served in leadership positions in business development and global strategy, and led the commercialization efforts of dozens of diagnostics products, within start-up and multi-billion dollar organizations alike.

Michael A. Metzger has served as Senior Director, Business Development at Forest Laboratories, Inc., a company focused on pharmaceutical development, since 2006, where he also serves as the head of the Mergers & Acquisitions practice. Prior to 2006, Mr. Metzger was Vice President Corporate Development at Onconova Therapeutics, Inc., a clinical stage biopharmaceutical company focused on novel discovery and development of oncology compounds, from 2001 until 2006. Mr. Metzger was Managing Director at Mesa Partners, Inc., from 1997 to 2001. In addition, Mr. Metzger has served as a director of various life sciences companies. Mr. Metzger holds a B.A. from George Washington University and an M.B.A. from the New York University Stern School of Business.

Mr. Metzger brings to the Board financial and business expertise directly related to the growth and development of life sciences companies like RGI, most significantly through his background in business strategy and development, and licensing and mergers and acquisitions activity, in the life sciences and pharmaceutical industry.

Gary D. Nusbaum has served on our Board since August 2007. From 1989 until 2002, Mr. Nusbaum was at the private equity firm Warburg Pincus, where he was a Managing Director, and from 2003 until 2005, Mr. Nusbaum served as a Managing Director at Aetos Capital, an asset management firm. At Aetos Capital, Mr. Nusbaum was the firm’s Chief Financial Officer, and also headed its private equity business. In 2006, Mr. Nusbaum joined Palladium Equity Partners, LLC, a private investment firm, as a Managing Director. Mr. Nusbaum received both his B.S. in Economics and M.B.A. from The Wharton School of the University of Pennsylvania. He has served as a board member of several public and private companies.

Mr. Nusbaum’s broad experience in corporate financings, mergers and acquisitions and corporate governance, developed over more than 20 years in the private equity industry and service on the boards of directors of private equity portfolio companies, brings to the Board important skills and strategic insights for the development and management of our business.

Michael Serruya has served on our Board since March 2000. Since February 2000, Mr. Serruya has been Chairman of Yogen Fruz World Wide Incorporated, a consumer products company and from 1995 to February 2000 he was President, Chief Executive Officer and Chairman of Yogen Fruz.  He is currently on the board of directors of Jamba, Inc. (NASDAQ: JMBA), the holding company of Jamba Juice Company, which is a restaurant retailer of food and beverage offerings and owns and franchises Jamba Juice stores. Mr. Serruya was also a member of the Ontario Jobs and Investment Board, an Ontario government organization. Mr. Serruya is currently the President and Chief Executive Officer of CoolBrands International Inc. (TSE:COB.A), a company which manufactures and markets frozen novelties, frozen yogurt, ice cream and sorbet products. Mr. Serruya attended Ryerson Polytechnical Institute.

Mr. Serruya’s business experience, including a diversified background as an executive and in operational roles in both public and private companies, and as a board member of several public companies, give him a breadth of knowledge and valuable understanding of our business.  As a member of a family that collectively owns approximately 9.4% of our common stock, Mr. Serruya brings to the Board the perspective of a significant stockholder.

David M. Smith is a founder and has served as Vice Chairman and a Director of our Board since December 1999. From 1998 until 2005, Mr. Smith was an Executive Vice President and Director, and later, Chief Operating Officer of CoolBrands International Inc. (TSE:COB.A), and from 1993 until 2006, he was a Director, and later the Chairman and Chief Executive Officer, of Calip Dairies, a privately held consumer products company. Mr. Smith was also the Chairman and Chief Executive Officer of Hempstead Capital Corporation, a private holding company, until it was acquired in 2006. Mr. Smith is currently the founder and Managing Partner of Smith Global Ventures, a privately held venture firm. Mr. Smith received a B.A. degree and graduated with honors from Boston University.

Mr. Smith has experience as a director of public and privately held companies and significant leadership in the life science industry, having been a co-founder of the Company.  He also brings extensive management experience in a broad array of diverse businesses, and as a member of a family that collectively owns approximately 10.5% of our common stock, Mr. Smith brings to the Board the perspective of a significant stockholder.

John C. Ferrara and Edith P. Mitchell, who are current directors of the Company, are not standing for re-election at the Annual Meeting.  Dr. Tom R. DeMeester was not nominated for re-election at the Annual Meeting by the Special Committee, but has advised us that he will be nominated by SSF at the Annual Meeting.

GENERAL INFORMATION ABOUT THE BOARD OF DIRECTORS

Director Independence

Our Board has reviewed the materiality of any relationship that each of our directors has with the Company, either directly or indirectly.  Based upon this review, our Board has determined that the following members of the Board are “independent directors” as defined by The NASDAQ Stock Market: Kirk K. Calhoun, John C. Ferrara, Edith Mitchell and Gary D. Nusbaum.  The Special Committee believes, in addition, that our three new nominees, Dr. Jan Fagerberg, Christine A. Meda and Michael A. Metzger, if elected, would all be determined by the Board upon their election to be “independent directors.”

On March 4, 2010, we received a notice of deficiency from the NASDAQ Capital Market noting that the Company is no longer in compliance with NASDAQ Listing Rule 5605(b)(1), which requires the Company’s Board to be comprised of a majority of independent directors. The non-compliance cited by NASDAQ is the result of Mr. Hubertus Spierings’ resignation from the Company Board, disclosed in a Report on Form 8-K issued by the Company on February 9, 2010.  NASDAQ Listing Rule 5605 provides that the Company may cure the deficiency by the earlier of its next annual stockholders meeting or one year from the occurrence of the event that caused the failure to comply with the requirement.  The Company intends to take appropriate measures to regain compliance with the independent director requirement on the date of the Annual Meeting.

In the course of our Board’s determination regarding the independence of Gary Nusbaum in particular, the Board considered that a member of his immediate family is partner and ex-chairman of a law firm which served as the Company’s legal counsel on certain matters during the last fiscal year, and it is anticipated the Company will continue the relationship with the firm in this fiscal year. Our Board ultimately determined that Mr. Nusbaum can be classified as an independent director based on the relative insignificance of the Company’s annual legal fees paid to the law firm as a percentage of such firm’s total annual revenue.

Board of Directors Meetings and Attendance

Our Board met ten times during the fiscal year ended December 31, 2009, either in person or by teleconference. During 2009, each of our directors attended at least 75% of the aggregate of the number of meetings of the Board and of committees of the Board on which he served during fiscal 2009.

Our corporate governance guidelines provide that directors are strongly encouraged to attend the Annual Meeting of stockholders. Dr. DeMeester, Ms. Danenberg, Mr. Calhoun, Mr. Ferrara, Mr. Nusbaum and Mr. Serruya attended the 2009 Annual Meeting of our stockholders.

Board Composition

The Board seeks to ensure that the Board is composed of members whose particular experience, qualifications, attributes and skills, when taken together, will allow the Board to satisfy its oversight responsibilities effectively.

How Directors are Chosen

The Nominating Committee is responsible for assisting the Board in identifying individuals qualified to become Board members and recommending director nominees to the Board for each annual meeting of stockholders. It is the Nominating Committee’s policy to consider candidates recommended by stockholders, Company management or any other Board members. All candidate recommendations submitted by stockholders will be considered in the same manner and under the same process as any other candidate recommendations submitted from other sources.

The Nominating Committee considers the qualifications of candidates based upon its charter and the Company’s corporate governance guidelines. The Nominating Committee selects individuals as director nominees who have the highest personal and professional integrity, who have demonstrated exceptional ability and judgment and who would be most effective, in conjunction with the other members of the Board, in collectively serving the long-term interests of the stockholders, and all other factors it considers appropriate. The Nominating Committee does not have a formal policy with regard to the consideration of diversity in identifying director candidates.  However, the Nominating Committee believes that having diversity amongst Board members enhances the Board’s ability to make fully informed, comprehensive, decisions and demonstrates leadership with respect to the Company’s initiatives to recruit and retain the best employees.  As a result, the Nominating Committee believes that the Board should be comprised of a well-balanced group of individuals with diverse backgrounds, experiences, ages, races, genders and national origins as well as differences of viewpoint, professional experience, financial, business, academic, public sector and other and other expertise, education, skill and other individual qualities and attributes that contribute to board heterogeneity. The Nominating Committee has authority to retain search firms to assist in identifying and evaluating director candidates and to approve fees and retention terms for such advisors. After conducting an initial evaluation of a candidate, the Nominating Committee will interview that candidate if it believes the candidate might be suitable to be a director and may also ask the candidate to meet with other directors and members of management. If the Nominating Committee believes a candidate would be a valuable addition to the Board, it will recommend to the full Board that candidate’s election. The current new director nominees were recommended by  members of our Nominating Committee and our Chief Executive Officer, Kathleen Danenberg, and evaluated and recommended by the Nominating Committee for election to the Board. In the case of the new nominees for election at the Annual Meeting, the Nominating Committee made its recommendation to the Special Committee, and the Special Committee approved their nominations, because, as described above under the heading “Background of the Solicitation,” the Board delegated to the Special Committee the authority to determine all matters relating to the director nomination process and the Annual Meeting.

Leadership Structure

The Board does not have a prescribed policy on whether the roles of the Chairman of the Board and the Chief Executive Officer should be separate or combined, but the positions are currently held separately in recognition of the differences between the two roles.  Dr. DeMeester serves as the Chairman of the Board and Ms. Danenberg serves as the Chief Executive Officer and President. We believe that having these positions currently held by separate persons is beneficial to the Company in that it enhances the Board’s risk management and oversight and provides greater checks and balances by not instilling too much authority or power in one individual. In accordance with our Bylaws, the Chairman is responsible for chairing Board meetings and setting the agenda for these meetings. Each director also may suggest items for inclusion on the agenda and may raise at any Board meeting subjects that are not on the agenda for that meeting.

Our Board has three standing committees, each of which is comprised solely of independent directors with a different committee chair, each as described below.  In addition, in its discretion, the Board may authorize and appoint special committees with such duties and powers deemed necessary and appropriate by the Board.  For example, in connection with the consideration of previous private placement financing transactions in 2009 and 2010, our Board formed special financing committees authorized to make recommendations to the Board with regards to financing alternatives and proposals.  In addition, in connection with the Annual Meeting, as a result of the proxy contest initiated by SSF, the Board appointed the Special Committee.  We believe that the separation of the Chairman and Chief Executive Officer position, coupled with experienced independent directors, separate committee chairs and special committee support where necessary, provides an effective leadership structure for the Company.

Oversight of Risk Management

It is management’s responsibility to manage risk and bring to the Board’s attention the most material risks to the company. It is the Board’s responsibility to oversee management in this effort. The Board has oversight responsibility of the processes established to report and monitor systems for material risks applicable to the Company.  In exercising its oversight, the Board has allocated some areas of focus to its committees and has retained areas of focus for itself, as described below. The Audit Committee regularly reviews financial risk, such as accounting, finance, internal controls other risk management functions. The Nominating Committee considers risks related to succession planning and oversees the appropriate allocation of responsibility for risk oversight among the committees of the Board. The Compensation and Benefits Committee considers risks related to the attraction and retention of talent and risks relating to the design of compensation programs and arrangements. The Compensation and Benefits Committee also reviews compensation and benefits plans affecting employees in addition to those applicable to executive officers. Oversight responsibility for compliance risk is shared among the Board committees.  The full Board considers strategic risks and opportunities and regularly receives detailed reports from the committees regarding risk oversight in their areas of responsibility.

Communications Between Stockholders and Board of Directors

Generally, stockholders who have questions or concerns should contact our Corporate Headquarters to the attention of David O’Toole, Vice President, Chief Financial Officer, at (323) 224-3900. However, any stockholders who wish to address questions regarding our business directly with the Board, or any individual director, should direct his or her questions to the Board members via e-mail at Directors@responsegenetics.com. Communications will be distributed to the Board, or to any individual director or directors as appropriate, depending on the facts and circumstances outlined in the communications. Items that are unrelated to the duties and responsibilities of the Board, such as junk mail and mass mailings, resumes and other forms of job inquiries, surveys and solicitations or advertisements, may be excluded. In addition, any material that is unduly hostile, threatening, or illegal in nature may be excluded, provided that any communication that is filtered out will be made available to any outside director upon request.

Board Committees

In order to fulfill its responsibilities, our Board has delegated certain authority to its committees. There are three standing committees.

A brief description of each of the Board committees and their functions is described below. Additional information about the committees can be found in the committee charters, which are available on the Investor Relations section of our website at www.responsegenetics.com. Printed copies of these charters or the Code may be obtained without charge by writing to the Corporate Secretary.

Our Board has determined that all of the members of each of the Board’s three standing committees are independent as defined under the rules of the NASDAQ Stock Market, including, in case of all members of the Audit Committee of the Company (the “Audit Committee”), the independence requirements contemplated by Rule 10A−3 under the Securities and Exchange Act of 1934.

Audit Committee

Our Audit Committee’s responsibilities include:

•	assisting the Board in monitoring the integrity of the financial statements of the Company and financial reporting procedures and the Company’s compliance with legal and regulatory requirements;

•
approving and retaining the Company’s independent registered public accounting firm to conduct the annual audit of our books and records and informing the Board of any significant accounting matters, including accounting policies;

•	reviewing management’s accounting for the Company’s financial results and reviewing the timeliness and adequacy of the reporting of those results and related judgments;

•	reviewing the proposed scope and results of the audit;

•	reviewing and pre-approving the independent registered public accounting firm’s audit and non-audit services rendered;

•	approving the audit fees to be paid;

•	reviewing accounting and financial controls with the independent registered public accounting firm and our financial and accounting staff;

•	reviewing and approving transactions between us and our directors, officers and affiliates;

•	recognizing and preventing prohibited non−audit services;

•	overseeing internal audit functions and inquiring into the audits of the Company’s books made internally and by outside independent registered public accounting firm;

•	reviewing the performance of the Audit Committee;

•
establishing procedures for the receipt, retention and treatment of complaints relating to accounting, internal accounting controls, and for the confidential, anonymous submission by employees of concerns regarding accounting or auditing matters;

•	reviewing and reporting to the Board on the Company’s management of its financial resources; and

•	preparing the report of the Audit Committee that SEC rules require to be included in our annual meeting proxy statement.

The members of our Audit Committee are Mr. Ferrara, Mr. Nusbaum and Mr. Calhoun. Mr. Ferrara chairs the committee.  John C. Ferrara, the Chairman of the Audit Committee, is an independent director who has been determined by our Board to be an Audit Committee financial expert. Stockholders should understand that this designation is a disclosure requirement of the SEC related to Mr. Ferrara’s experience and understanding with respect to certain accounting and auditing matters. The designation does not impose upon Mr. Ferrara any duties, obligations or liability that are greater than are generally imposed on him as a member of the Audit Committee and the Board, and his designation as an Audit Committee financial expert pursuant to this SEC requirement does not affect the duties, obligations or liability of any other member of the Audit Committee or the Board. Our Audit Committee met twelve times during 2009.

A copy of the Audit Committee’s written charter is publicly available on our website at www.responsegenetics.com.

Compensation Committee

The Compensation Committee of the Company (the “Compensation Committee”) is composed of three members and is authorized to:

•	review and recommend the compensation arrangements for management, including the compensation for our president and chief executive officer;

•	establish and review general compensation policies with the objective to attract and retain superior talent, to reward individual performance and to achieve our financial goals;

•	administer our stock incentive plans; and

•	prepare the report of the Compensation Committee that SEC rules require to be included in our annual meeting proxy statement.

The Compensation Committee has adopted a combination of compensation elements in order to further our compensation goals. The elements include: (i) base salary, (ii) annual or other time or project based incentive compensation based upon individual and corporate performance; and (iii) long-term incentive compensation in the forms of equity participation. In furtherance of our compensation objectives, the Compensation Committee also considers publicly available compensation data for directors and management, provided by our compensation consultant, Equilar, Inc. In addition, the Compensation Committee considers the recommendation of our chief executive officer with respect to the appropriate compensation of our other executive officers.

During 2009, Mr. Spierings, Mr. Calhoun and Dr. Gandara were members of our Compensation Committee. Following the resignation of each of Mr. Spierings and Dr. Gandara, the current members of our Compensation Committee are Mr. Calhoun, Dr. Mitchell and Mr. Ferrara.  Our Compensation Committee met three times during 2009. Mr. Calhoun chairs the committee.

A copy of the Compensation Committee’s written charter is publicly available on our website at www.responsegenetics.com.

Nominating and Governance Committee

Our Nominating Committee is composed of two members and is authorized to:

•
seek and identify individuals qualified to become Board members, and review and recommend possible candidates for Board membership, taking into account such criteria as independence, skills, diversity, occupation and experience in the context of the needs of the Board;

•	review the structure of the Board, its committees and overall size;

•	recommend for Board approval assignments of Board members to committees and selection of Board committee chairs;

•	oversee the implementation of the Code of Business Conduct and Ethics and monitors compliance with the Code;

•	determine a schedule for regular executive sessions of the Board in which non−management directors meet without management participation;

•	develop and recommend to the Board corporate governance principles applicable to our company;

•	oversee the process of succession planning for management;

•	review and maintain oversight of matters relating to the independence of Board and committee members;

•	review the performance of the Nominating Committee; and

•	oversee the annual performance evaluation of the Board and management.

The members of our Nominating Committee are Mr. Nusbaum and Mr. Ferrara. Mr. Nusbaum chairs the committee. Our Nominating committee met six times during 2009.

A copy of the Nominating Committee’s written charter is publicly available on the Company’s website at www.responsegenetics.com.

Director Compensation

The following table shows the total compensation paid or accrued during the fiscal year ended December 31, 2009 to each of our non-employee directors.

	Fees Earned $ (1)	Option Awards $ (2)	Total
Gary D. Nusbaum (3)	30,500	9,735	40,235
John C. Ferrara (4)	32,000	9,735	41,735
Kirk. K. Calhoun (4)	28,000	9,735	37,735
David M. Smith (4)	20,000	9,735	29,735
Michael Serruya (4)	20,000	9,735	29,735
Tom DeMeester, M.D. (4)	20,000	9,735	29,735
Hubertus Spierings (3)	26,000	9,735	35,735
David. R. Gandara, M.D. (4)	22,000	9,735	31,735

(1) A full description of all fees paid to our directors is provided below. The cash portion of fees paid represent 100% of the annual retainer and 100% of the committee meeting fees described below.

(2) This column represents the aggregate grant date fair value of stock options granted to our named executive officers in each of 2009 and 2008, determined under FASB ASC Topic 718, Compensation — Stock Compensation. Assumptions used in the calculation of these amounts are included in Note 8 to our financial statements for the year ended December 31, 2009.

(3) The aggregate number of stock options outstanding for each of these directors as of 12/31/09 was 34,500.

(4) The aggregate number of stock options outstanding for each of these directors as of 12/31/09 was 23,000.

The Compensation Committee has adopted a director compensation policy under which all directors receive the following:

•	An annual retainer of $20,000 to be paid quarterly in arrears on the last day of the quarter;

•
An annual grant of options to purchase 11,500 shares of our common stock at an exercise price equal to the fair market value of our common stock on the date of grant, vesting quarterly over the four-year period following the date of grant, subject to continued service on the Board;

•
A per-meeting fee of $500 for each meeting of the Audit Committee, the Compensation Committee, and the Nominating Committee of the Board attended, as applicable, either in person or telephonically; and

•	A per-meeting fee of $750 for the chairman of each of the committees for each committee meeting attended, either in person or telephonically.

PROPOSAL 2: RATIFICATION OF THE APPOINTMENT OF OUR INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

(Notice Item 2)

The Audit Committee has appointed BDO Seidman LLP, independent public accountants, to audit our financial statements for the fiscal year ending December 31, 2010.  The Board proposes that the stockholders ratify this appointment.  BDO Seidman LLP audited our financial statements for the fiscal year ended December 31, 2009.  We expect that representatives of BDO Seidman LLP will be present at the meeting, will be able to make a statement if they so desire, and will be available to respond to appropriate questions.

Audit Services And Fees

The professional services provided by BDO Seidman LLP and the aggregate fees for those services rendered during the year ended December 31, 2009 were as follows:

	2009	2008
Audit Fees	$223,032	—
Audit Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—
Total	$223,032	—

The professional services provided by SingerLewak LLP and the aggregate fees for those services rendered during the years ended December 31, 2009 and 2008 were as follows:

	2009	2008
Audit Fees	—	$372,893
Audit Related Fees	—	—
Tax Fees	—	$102,850
All Other Fees	—	$97,684
Total	—	$573,432

Change In Accountant

On July 14, 2009, the Company dismissed SingerLewak LLP as independent registered public accounting firm for the Company. The decision to dismiss SingerLewak LLP was approved by the Audit Committee.  SingerLewak LLP’s audit of the Company’s financial statements for the fiscal years ended December 31, 2008 and 2007 concluded that the financial statements present fairly, in all material respects, the financial position and the results of their operations and their cash flows in conformity with U.S. generally accepted accounting principles.  Based on the recommendation of the Audit Committee, the Company approved the decision to engage BDO Seidman, LLP as its new principal independent registered public accounting firm and the change in auditors became effective on July 17, 2009.

Policy on Audit Committee Pre−Approval of Audit and Permissible
Non−audit Services of Independent Auditors

Consistent with SEC policies regarding auditor independence, the Audit Committee has responsibility for appointing, setting compensation and overseeing the work of the independent auditor. In recognition of this responsibility, the Audit Committee has established a policy to pre−approve all audit and permissible non−audit services provided by the independent auditor.

Prior to engagement of the independent auditor for the next year’s audit, management will submit a list of services expected to be rendered and the estimated costs of those services during that year for each of four categories of services to the Audit Committee for approval.

1.
Audit services include audit work performed in the preparation of financial statements, as well as work that generally only the independent registered public accounting firm can reasonably be expected to provide, including comfort letters, statutory audits, and attest services and consultation regarding financial accounting and/or reporting standards.

2.
Audit−Related services are for assurance and related services that are traditionally performed by the independent registered public accounting firm, including due diligence related to mergers and acquisitions, employee benefit plan audits, and special procedures required to meet certain regulatory requirements.

3.
Tax services include all services performed by the independent auditor’s tax personnel except those services specifically related to the audit of the financial statements, and includes fees in the areas of tax compliance, tax planning, and tax advice.

4.	Other Fees are those associated with services not captured in the other categories. The Company generally does not request such services from the independent auditor.

Prior to engagement, the Audit Committee pre-approves these services by category of service. The fees are budgeted and the Audit Committee requires the independent auditor and management to report actual fees versus the budget periodically throughout the year by category of service.  During the year, circumstances may arise when it may become necessary to engage the independent auditor for additional services not contemplated in the original pre−approval. In those instances, the Audit Committee requires specific pre−approval before engaging the independent auditor.

The Audit Committee may delegate pre-approval authority to one or more of its members. The member to whom such authority is delegated must report, for informational purposes only, any pre-approval decisions to the Audit Committee at its next scheduled meeting.

The percentage of the hours expended on BDO Seidman LLP’s engagement to audit our financial statements for the fiscal year ended December 31, 2009 that was attributed to work performed by persons other than BDO’s full−time, permanent employees was 0%.

In the event the stockholders fail to ratify the appointment, the Audit Committee will consider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders.

The affirmative vote of a majority of the shares cast affirmatively or negatively at the Annual Meeting is required to ratify the appointment of the independent public accountants.

THE SPECIAL COMMITTEE RECOMMENDS A VOTE TO RATIFY THE APPOINTMENT OF BDO SEIDMAN LLP AS THE COMPANY’S INDEPENDENT PUBLIC ACCOUNTANTS

EXECUTIVE OFFICERS AND EXECUTIVE COMPENSATION

The following table sets forth certain information regarding our executive officers.  We have employment agreements with all of our executive officers.

Name	Age	Position

Kathleen Danenberg	63	President, Chief Executive Officer and Director
David O’Toole	51	Vice President and Chief Financial Officer
Denise McNairn	42	Vice President, General Counsel and Secretary
Michael McNulty	61	Chief Operating Officer

The following is a brief summary of the background of each of our directors. There are no family relationships among any of the executive officers, directors or director nominees.

Kathleen Danenberg has been our Chief Executive Officer and President since 2002.  Please see her biography in the section entitled “Information About Our Nominees” above.

David O’Toole has served as our Vice President and Chief Financial Officer since May 2010.  Prior to joining us, from 2008 to 2009, Mr. O’Toole served as Executive Vice President and Chief Financial Officer of Abraxis Bioscience, a fully integrated biotechnology company. Prior to his experience with Abraxis, Mr. O’Toole spent sixteen years with Deloitte & Touche serving as Partner and working with many large multinational corporations. During his last ten years working in public accounting, his industry focus was in Life Science and Biotech. Mr. O’Toole received his B.S. in Accounting from the University of Arizona.

Denise McNairn has served as our Vice President and General Counsel since February 2007.  Ms. McNairn was appointed by the Board as the Company’s Secretary in July of 2010.  Prior to joining us, from 2001 to 2007, Ms. McNairn was an attorney at Kenyon & Kenyon LLP. Prior to working for Kenyon & Kenyon, Ms. McNairn worked as a Technology Transfer Specialist at the National Cancer Institute Technology Transfer Branch, where she began her career in drafting and negotiating transactional agreements. Ms. McNairn received her B.S. from Virginia Polytechnic Institute and State University, an M.S. from Johns Hopkins University and her J.D. from the University of Maryland School of Law.

Michael McNulty has served as our Chief Operating Officer since July 2010. Prior to joining us, from 2004 to July 2010,  Mr. McNulty served as the General  Manager of the Molecular Diagnostics business unit of Agilent Technologies, Inc. Prior to joining Agilent, from 2002 to 2004, Mr. McNulty was Vice President of Clinical Laboratory Operations and Chief Compliance Officer for Berkeley HeartLabs, now a division of Celera Diagnostics.  He has held executive positions in Sales and Marketing, Business Development, Operations and General Management during his 35-year career in diagnostics and clinical laboratory medicine, including 14-years as a Vice President and General Manager with SmithKline Beecham Clinical Laboratories (now Quest Diagnostics), where he ran the company’s Chicago-based reference laboratory.  Mr. McNulty received a B.S. in Microbiology and a B.S. in Biochemistry from San Jose State University.

The following table shows the total compensation awarded to, earned by, or paid to our Chief Executive Officer and our two next most highly compensated executive officers (our “named executive officers”) during the last two completed fiscal years.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Options ($) (1)	All Other Compensation		Total
Kathleen Danenberg	2009	$371,000	$145,000	50,582	$24,000	(2)	$590,582
President & CEO	2008	$371,000	0	158,317	$18,027		$567,344
Thomas Stankovich	2009	$233,200	0	25,291	$4,305	(3)	$262,796
Former Vice President, Chief Financial Officer and Secretary	2008	$233,200	0	63,327	$6,607		$303,14
Denise McNairn	2009	$238,500	$80,000	25,291	0		$343,791
Vice President, General Counsel and Secretary	2008	$238,500	0	63,327	0		$301,827

(1) This column represents the aggregate grant date fair value of stock options granted to our named executive officers in each of 2009 and 2008, determined under FASB ASC Topic 718, Compensation — Stock Compensation. Assumptions used in the calculation of these amounts are included in Note 8 to our financial statements for the year ended December 31, 2009.

(2) “All Other Compensation” for the year ended December 31, 2009 includes amounts paid to Ms. Danenberg pursuant to the monthly car and personal expense allowances provided for under the terms of her Employment Agreement.

(3) “All Other Compensation” for the year ended December 31, 2009 includes amounts paid to Mr. Stankovich pursuant to the Company’s 401(k) matching program.

The Danenberg Employment Agreement

We entered into an employment agreement with Ms. Danenberg on October 26, 2006, which was subsequently amended on December 14, 2006, and on May 29, 2007, pursuant to which she serves in the positions of President and Chief Executive Officer. The agreement had an initial term of three years and is now subject to automatic one-year renewal terms. Ms. Danenberg is to receive an initial base salary of $350,000 per year, subject to annual adjustments at the discretion of the Board. Ms. Danenberg also is eligible to earn a minimum of 40% of her base salary as an annual bonus based upon our meeting certain performance targets and her meeting personal objectives as determined by our Board. Additionally, we will provide Ms. Danenberg with a monthly allowance of $1,000 to cover miscellaneous personal expenses and a $1,000 monthly automobile allowance. Ms. Danenberg will be eligible for future option grants as approved by our Board. Furthermore, in the event that Ms. Danenberg originates a contract between the Company and any third party pursuant to which the Company is guaranteed an up-front cash payment of at least $500,000, she will be paid a one-time bonus in an amount that will result in an after-tax payment to her of 6% of such up-front cash payment.  In addition, for each $5,000,000 of gross revenues guarantees by such contract over its term, she will be paid an additional bonus in an amount that will result in an after-tax payment to her of 4% of such up-front cash payment (up to an aggregate of $500,000).

In the event that Ms. Danenberg’s employment is terminated by us without cause or by her for good reason, each as defined under the agreement, we are obligated to pay her severance equal to the greater of (a) one full year of base pay and benefits and (b) the base pay and benefits for the remaining term of the employment agreement. In addition, within forty-five days of her termination, we are obligated to pay her the pro rata portion of the bonus earned as of her termination date. In addition the portion of Ms. Danenberg’s options that are vested as of the date of her termination shall be exercisable for one year from the date of her termination. In the event that Ms. Danenberg’s employment is terminated because of her death, or because of a disability as defined in the employment agreement, Ms. Danenberg or her estate will be entitled to receive the pro rata portion of the bonus earned as of her death or disability, and we will provide to Ms. Danenberg and/or her heirs, as the case may be, benefits coverage for a period of 12 months following the date of such death or disability.

In the event a change in control occurs during Ms. Danenberg’s employment, she has agreed not to resign her employment voluntarily for a period of six months following the effective date of the change in control. If within such six-month period she is terminated by us without cause or she resigns for good reason, in addition to any other benefits to which she is entitled and provided she executes a release of claims, Ms. Danenberg will be entitled to a lump sum payment within forty-five days following such termination equal to one month of base pay at her then-current annual rate for each month during such six-month period for which she has yet to complete service to us at the time of such termination. In addition, in the event that any payments or benefits received under her agreement in connection with a change in control are considered excess parachute payments subject to excise taxes under the Internal Revenue Code, Ms. Danenberg will be entitled to be fully grossed up for 50% of the amount of such excises taxes so imposed on her, up to a maximum of $100,000. The employment agreement also places customary confidentiality, assignment of inventions, and non-solicitation obligations on Ms. Danenberg.

The Stankovich Employment Agreement

We entered into an employment agreement with Thomas Stankovich on October 25, 2006, which was amended on May 29, 2007, pursuant to which he has served in the positions of Vice President and Chief Financial Officer. The agreement had an initial term of three years and was thereafter subject to automatic one-year renewal terms. On March 23, 2010, Mr. Stankovich informed the Company of his resignation as an officer and employee of the Company without good reason, as defined in his employment agreement, effective April 2, 2010.  In connection with his resignation, Mr. Stankovich and the Company entered into a Separation Agreement and General Release, pursuant to which Mr. Stankovich agreed to a general release and waiver of claims against the Company.  In consideration for his release and waiver of claims against the Company, the Company agreed to provide Mr. Stankovich with (i) continued health coverage at the active employee rate through October 31, 2010, (ii) full vesting in the unvested portion of his 2009 stock option award (which covered an aggregate of 40,000 shares of our common stock (of which 30,000 remained unvested as of his termination) at a purchase price of $1.35 per share), and (iii) the extension of the term of his 2009 stock option award through April 2, 2011.  All other unvested options held by Mr. Stankovich upon his resignation were forfeited, and all other vested options will remain exercisable through July 1, 2010.  A copy of Mr. Stankovich’s Separation Agreement and General Release is attached to our Form 10-K/A filed with the SEC on April 30, 2010.

The McNairn Employment Agreement

We entered into an employment agreement with Denise McNairn on February 20, 2007, which was amended on May 29, 2007, pursuant to which she serves in the positions of Vice President and General Counsel. The agreement had an initial term of three years and is now subject to automatic one-year renewal terms. Ms. McNairn is to receive an initial base salary of $225,000 per year. Ms. McNairn is also eligible to earn an annual bonus of up to 35% of her base salary based upon our meeting certain performance targets and her meeting personal objectives as agreed upon with the CEO and approved by our Board.  The employment agreement also places customary confidentiality, assignment of inventions, and nonsolicitation obligations on Ms. McNairn.

Outstanding Equity Awards at Fiscal Year-End

The following table shows grants of stock options held by our named executive officers on December 31, 2009.

Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Options Exercise Price ($)	Option Expiration Date
Kathleen Danenberg	6/4/07(1)	212,577	—	7.00	6/4/17
	6/17/08(2)	5,031	6,469	3.15	6/17/18
	9/17/08(3)	32,813	42,187	3.05	9/17/18
	6/16/09(4)	20,000	60,000	1.35	6/16/19
Thomas Stankovich	6/4/07(5)	35,488	35,488	7.00	6/4/17
	9/17/08(6)	13,125	16,875	3.05	9/17/18
	6/16/09(7)	10,000	30,000	1.35	6/16/19
Denise McNairn	6/4/07(8)	35,639	35,639	7.00	6/4/17
	9/17/08(9)	13,125	16,875	3.05	9/17/18
	6/16/09(10)	10,000	30,000	1.35	6/16/19

(1) Pursuant to her employment agreement, we granted Ms. Danenberg a non-qualified stock option on the date of our initial public offering (the “IPO Date”) under the 2006 Employee, Director and Consultant Stock Plan (the “Stock Plan”) to purchase 212,577 shares of our common stock, which represented 3% of the total shares of our common stock outstanding on October 26, 2006, on a fully diluted basis, at an exercise price equal to $7.00, which was the initial public offering price of our common stock (the “IPO Price”). These options vested over the two-year period following the date of grant, and as such are fully vested and exercisable.

(2) Pursuant to our director compensation policy, we granted Ms. Danenberg a non-qualified stock option under the Stock Plan to purchase 11,500 shares of our common stock at an exercise price equal to the fair market value of our common stock on the date of grant, vesting quarterly over the four-year period following the date of grant, subject to continued service on the Board.

(3) We granted Ms. Danenberg a non-qualified stock option under the Stock Plan to purchase 75,000 shares of our common stock at an exercise price equal to the fair market value of our common stock on the date of grant. One quarter of Ms. Danenberg’s options vested immediately upon the issuance of the options and the remainder shall vest in four equal installments on the first four anniversaries of the date of grant.

(4) We granted Ms. Danenberg a non-qualified stock option under the Stock Plan to purchase 80,000 shares of our common stock at an exercise price equal to the fair market value of our common stock on the date of grant. One quarter of Ms. Danenberg’s options vested immediately upon the issuance of the options and the remainder shall vest in four equal installments on the first four anniversaries of the date of grant.

(5)  Pursuant to his employment agreement, we granted Mr. Stankovich a non-qualified stock option on the IPO Date under the Stock Plan to purchase 70,976 shares of our common stock, which represented 1% of the number of the total shares of our common stock outstanding on November 27, 2006, on a fully diluted basis, at an exercise price equal to the IPO Price. These options were scheduled to vest in equal annual amounts over the four-year period following the date of grant.  Pursuant to the terms of a Release Agreement approved by the Board on April 29, 2010, with respect to his March 2, 2010, resignation (the “Release Agreement”), in consideration for a release of claims against the Company, Mr. Stankovich’s remaining unvested options became fully vested upon his termination and will remain outstanding and exercisable until April 2, 2011.

(6) We granted Mr. Stankovich a non-qualified stock option under the Stock Plan to purchase 30,000 shares of our common stock at an exercise price equal to the fair market value of our common stock on the date of grant. One quarter of the shares vested on the date of grant, and the remainder were scheduled to vest in four equal installments on the first four anniversaries of the date of grant.  Pursuant to the terms of the Release Agreement, in consideration for a release of claims against the Company, Mr. Stankovich’s remaining unvested options became fully vested upon his termination and will remain outstanding and exercisable until April 2, 2011.

(7) We granted Mr. Stankovich a non-qualified stock option under the Stock Plan to purchase 40,000 shares of our common stock at an exercise price equal to the fair market value of our common stock on the date of grant. One quarter of the shares vested on the date of grant, and the remainder were scheduled to vest in four equal installments on the first four anniversaries of the date of grant.  Pursuant to the terms of the Release Agreement, in consideration for a release of claims against the Company, Mr. Stankovich’s remaining unvested options became fully vested upon his termination and will remain outstanding and exercisable until April 2, 2011.

(8) Pursuant to her employment agreement, we granted Ms. McNairn a non-qualified stock option on the IPO Date under the Stock Plan to purchase 71,278 shares of our common stock, which represented 1% of the total shares of our common stock outstanding on February 20, 2007, on a fully diluted basis, at an exercise price equal to the IPO Price. The shares vest in four equal installments on the first four anniversaries of the date of grant. The options will vest immediately upon a change in control.

(9) We granted Ms. McNairn a non-qualified stock option under the Stock Plan to purchase 30,000 shares of our common stock at an exercise price equal to the fair market value of our common stock on the date of grant. One quarter of the shares vested on the date of grant, and the remainder vest in four equal installments on the first four anniversaries of the date of grant.

(10) We granted Ms. McNairn a non-qualified stock option under the Stock Plan to purchase 40,000 shares of our common stock at an exercise price equal to the fair market value of our common stock on the date of grant. One quarter of the shares vested on the date of grant, and the remainder vest in four equal installments on the first four anniversaries of the date of grant.

Equity Compensation Plan Information

The table below sets forth certain information as of July 16, 2010 about the Company’s Common Stock that may be issued upon the exercise of options and rights under all of our existing equity compensation plans (shares in thousands):

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	1,957,156	$4.43	1,108,844
Equity compensation plans not approved by security holders	—	—	—
Total	1,957,156	$4.43	1,108,844

REPORT OF AUDIT COMMITTEE

The Audit Committee of the Board, which consists entirely of directors who meet the independence and experience requirements of The NASDAQ Stock Market, has furnished the following report:

The Audit Committee assists the Board in overseeing and monitoring the integrity of our financial reporting process, compliance with legal and regulatory requirements and the quality of internal and external audit processes. This committee’s role and responsibilities are set forth in our charter adopted by the Board, which is available on our website at www.responsegenetics.com. This committee reviews and reassesses our charter annually and recommends any changes to the Board for approval. The Audit Committee is responsible for overseeing our overall financial reporting process, and for the appointment, compensation, retention, and oversight of the work of BDO Seidman LLP. In fulfilling its responsibilities for the financial statements for fiscal year 2009, the Audit Committee took the following actions:

• Reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2009 with management and BDO Seidman LLP, our independent registered public accounting firm;

• Discussed with BDO Seidman LLP the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1 AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T, relating to the conduct of the audit; and

• Received written disclosures and the letter from BDO Seidman LLP regarding its independence as required by applicable requirements of the Public Company Accounting Oversight Board regarding BDO Seidman LLP's communications with the Audit Committee concerning independence. The Audit Committee further discussed with BDO Seidman LLP their independence. The Audit Committee also considered the status of pending litigation, taxation matters and other areas of oversight relating to the financial reporting and audit process that the committee determined appropriate.

Based on the Audit Committee’s review of the audited financial statements and discussions with management and BDO Seidman LLP, the Audit Committee recommended to the Board that the audited financial statements be included in our Annual Report on Form 10−K for the fiscal year ended December 31, 2009 for filing with the SEC.

Members of the Audit Committee
John C. Ferrara
Gary D. Nusbaum
Kirk Calhoun

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires the Company’s directors and executive officers, and any persons who own more than ten percent of a registered class of the Company’s equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company.  Directors, executive officers and greater than ten percent stockholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.  Our records reflect that certain reports which were required to be filed pursuant to Section 16(a) of the Exchange Act during the fiscal year ended December 31, 2008 and December 31, 2009, by certain of our directors and officers with respect to the grant of options to purchase shares of our common stock as referenced in the Outstanding Equity Awards table above were filed late.  However, based solely on its review of the copies of such forms and written representations from certain reporting persons, the Company believes that all filing requirements applicable to its directors and executive officers to date have been filed.  None of our directors, officers or 10% stockholders were required to file an Annual Statement of Beneficial Ownership on Form 5.

RELATED PARTY TRANSACTIONS

The following is a description of transactions that were entered into with our executive officers, directors or 5% stockholders during the prior fiscal year. We believe that all of the transactions described below were made on terms no less favorable to us than could have been obtained from unaffiliated hired parties. All future related party transactions will be approved by our Audit Committee or a majority of our independent directors who do not have an interest in the transactions and who will have access, at our expense, to our or independent legal counsel.

Royalty Payment Related to University of Southern California

While employed at the University of Southern California (“USC”), Kathleen Danenberg, our President, Chief Executive Officer and a director, developed and patented (RGI−1). USC retains ownership of this patent but has exclusively licensed this technology to us. In consideration for this license, we are obligated to pay as royalties to USC a percentage of the net sales of products or services using the technology, and to meet a certain minimum in royalty payments. Pursuant to USC policy, the inventors of technology owned by the University and then licensed for commercialization are paid a portion of royalties received by the University from the licensed technology. USC therefore pays a portion of royalties received from us to Ms. Danenberg in recognition of her invention. Amounts due to Ms. Danenberg by USC amounted to $29,993, and $57,964 for the years ended December 31, 2008 and December 31, 2009, respectively.

OTHER MATTERS

Expenses of Solicitation

The Company will pay the cost of soliciting proxies and the expenses incurred in connection with preparing and distributing the Proxy Statement, its enclosures and additional soliciting materials.  The Company will reimburse brokerage firms and others for their expenses in forwarding solicitation materials to the beneficial owners of its shares. In addition to the solicitation of proxies by mail, officers of the Company or other representatives of the Company may also solicit proxies by telephone, facsimile, Internet or in person.  In addition, the Company has retained MacKenzie Partners to assist in the solicitation of proxies for a retainer fee of $25,000, which will be applicable towards a final fee not expected to exceed $100,000 plus reimbursement of out of pocket expenses, which are estimated to be $35,000.  Mackenzie Partners expects that approximately 50 of their employees will assist in the solicitation of proxies.  It is anticipated that certain professional staff members of affiliates of the Company will participate in the solicitation of proxies in support of the Special Committee’s recommendations set forth in this proxy statement.  Such professional staff members will receive no additional consideration if they assist in the solicitation of proxies.  Solicitations of proxies may be made in person, by telephone, by email, through the Internet, by mail and by facsimile.  Although no precise estimate can be made at the present time, the Company estimates that, in light of the expected dissident solicitation, the Company’s solicitation expenses, including fees for attorneys, proxy solicitors, advertising, printing, distribution and other related expenses, may aggregate to approximately $500,000 of which approximately $175,000 has been spent to date.  These amounts do not include costs that are normally expended for a solicitation for an election of directors in the absence of a contest.

Other Business Presented at the Annual Meeting

The Board knows of no other business which will be presented to the Annual Meeting.  If any other business is properly brought before the Annual Meeting, proxies in the enclosed form will be voted in accordance with the judgment of the persons voting the proxies.

Stockholder Proposals and Nominations for Director

To be considered for inclusion in the proxy statement relating to our 2011 annual meeting of stockholders, stockholder proposals must be received no later than 120 days prior to the date that is one year from this year’s mailing date.  To be considered for presentation at the 2011 annual meeting, although not included in the proxy statement, proposals and director nominations must be received no earlier than 75 days prior to the date that is one year from this year’s mailing date and no later than 45 days prior to the date that is one year from this year’s mailing date.  Proposals and nominations that are not received in a timely manner will not be voted on at the 2011 annual meeting.  All stockholder proposals and director nominations should be marked for the attention of Denise McNairn, General Counsel, Vice President and Secretary, 103 S. Carroll Street, Suite 2B, Frederick, Maryland 21701.

Electronic Access to Future Proxy Materials and Annual Reports

Stockholders may elect to view future proxy statements and annual reports over the Internet instead of receiving paper copies in the mail. If you are a stockholder of record, you can choose this option for future proxy statements and annual reports by notifying our transfer agent upon written or oral request to: email: infor@amstock.com; website: http://www.amstock.com/proxyservices/requestmaterials.asp; telephone: 888-Proxy-NA (888.776.9962) or 718.921.8562 (for international callers).  If you hold your shares through a bank, broker or other holder of record, please refer to the information provided by that entity for instructions on how to elect to view future proxy statements and annual reports over the Internet.

If you choose to view future proxy statements and annual reports only over the Internet, next year you will receive a notice in the mail with instructions containing the Internet address of those materials. Your choice will remain in effect indefinitely until you give notification otherwise by following the instructions to be provided.

Los Angeles, California
August xx, 2010

Our Annual Report on Form 10-K and Form 10-K/A for the fiscal year ended December 31, 2009 (other than exhibits thereto) filed with the SEC, which provides additional information about us, is available on the Internet at www.responsegenetics.com and is available in paper form to beneficial owners of our common stock without charge upon written request to David O’Toole, Vice President, Chief Financial Officer, 1640 Marengo St., 6th Floor, Los Angeles, California 90033.

APPENDIX A

INFORMATION CONCERNING PARTICIPANTS
IN THE COMPANY’S SOLICITATION OF PROXIES

The following tables (“Directors and Nominees” and “Officers and Employees”) set forth the name and business address of our directors and nominees, and the name, present principal occupation and business address of our officers and employees who, under the rules of the SEC, are considered to be “participants” in our solicitation of proxies from our shareholders in connection with our Annual Meeting.

Directors and Nominees

The principal occupations of our directors and nominees are set forth under the section titled “Proposal One—Election of Directors” of this proxy statement.  The names and business addresses, and addresses of the organization of employment, of our directors and nominees are as follows:

Name	Business Address
Kathleen Danenberg	c/o Response Genetics, Inc. 1640 Marengo St., Los Angeles, CA 90033
Gary D. Nusbaum	c/o Palladium Equity Partners, LLC, Rockefeller Center, 1270 Ave. of the Americas, Suite 2200, New York, NY 10020
David M. Smith	c/o Response Genetics, Inc. 1640 Marengo St., Los Angeles, CA 90033
John C. Ferrara	c/o Response Genetics, Inc. 1640 Marengo St., Los Angeles, CA 90033
Michael Serruya	c/o Yogen Fruz, 210 Shields Court, Markham, Ontario, L3R 8V2, Canada
Edith P. Mitchell	c/o Kimmel Cancer Center at Thomas Jefferson University Hospital 233 S. 10th Street, Suite 502, Bluemle Life Sciences Building Philadelphia, PA 19107
Kirk Calhoun	c/o Response Genetics, Inc. 1640 Marengo St., Los Angeles, CA 90033
Jan Fagerberg, M.D., Ph.D.	c/o Micromet, Inc., Staffelseestr. 2, 81477 Munich Germany
Christine Meda	c/o Arcxis Biotechnologies 6920 Koll Center Parkway Suite 215/21, Pleasanton CA 94566
Michael Metzger	c/o Forest Laboratories, Inc. 909 Third Ave., New York, NY 10022
Tom R DeMeester, M.D.	c/o Thoracic Surgery Division, Department of Surgery, Keck School of Medicine, University of Southern California, HCC I, Suite # 514, 1510 San Pablo Street, Los Angeles, CA 90033

While the rules of the SEC define Dr. DeMeester as a “participant” in our solicitation because he is currently a director of the Company, Dr. DeMeester is a nominee of Special Situations, and as such is a “participant” in Special Situations’ solicitation.  Dr. DeMeester is not authorized to make any solicitation on behalf of the Company or otherwise to provide any information or to speak on behalf of the Company with respect to this solicitation or the Annual Meeting.

Officers and Employees

The principal occupations of our executive officers and employees who are considered “participants” in our solicitation of proxies are set forth below.  Principal occupation refers to a person’s position with Response Genetics, Inc., and the business address for each person is Response Genetics, Inc., 1640 Marengo St., Los Angeles, CA 90033.

Name	Principal Occupation
Kathleen Danenberg	President and Chief Executive Officer
David O’Toole	Vice President and Chief Financial Officer
Denise McNairn	Vice President, General Counsel and Secretary
Michael McNulty	Chief Operating Officer

Information Regarding Ownership of Company Securities by Participants

The number of shares of our common stock held by our directors, director nominees and named executive officers as of July 16, 2010 is set forth under the section titled “Beneficial Ownership of Certain Shareholders” of this proxy statement.  The following table sets forth the number of shares held as of July 16, 2010 by our other employees who are “participants.”

Shares of our common stock owned of record by each of our directors, named executive officers and other participants are beneficially owned by such person.

Information Regarding Transactions in Company Securities by Participants

The following table sets forth information regarding purchases and sales of our securities by each of the participants listed above under “Directors and Nominees” and “Officers and Employees” during the past two years.  Unless otherwise indicated, all transactions were in the public market or pursuant to our equity compensation plans and none of the purchase price or market value of those shares is represented by funds borrowed or otherwise obtained for the purpose of acquiring or holding such securities.

	Shares of Common Stock Purchased or Sold (7/16/08-7/16/10)
Name	Date #	# of Shares	Transaction Description
Kathleen Danenberg	9/17/2008	75,000	Acquisition—Grant of stock options
	6/16/2009	80,000	Acquisition—Grant of stock options
	5/25/2010	2,600	Acquisition—Open market purchase
	5/26/2010	1,700	Acquisition—Open market purchase
	7/13/2010	80,000	Acquisition—Grant of stock options

Gary D. Nusbaum	6/16/2009	11,500	Acquisition—Grant of stock options

David M. Smith	6/16/2009	11,500	Acquisition—Grant of stock options

John C. Ferrara	6/16/2009	11,500	Acquisition—Grant of stock options

Michael Serruya	6/16/2009	11,500	Acquisition—Grant of stock options

Edith P. Mitchell	2/19/2010	11,500	Acquisition—Grant of stock options

Kirk Calhoun	6/16/2009	11,500	Acquisition—Grant of stock options

Jan Fagerberg, M.D., Ph.D.	-	-	-

Christine Meda	-	-	-

Michael Metzger	-	-	-

Tom R. DeMeester, M.D.	6/16/2009	11,500	Acquisition—Grant of stock options

Denise McNairn	9/17/2008	30,000	Acquisition—Grant of stock options
	6/16/2009	40,000	Acquisition—Grant of stock options
	7/13/2010	40,000	Acquisition—Grant of stock options

	Shares of Common Stock Purchased or Sold (7/16/08-7/16/10)
Name	Date #	# of Shares	Transaction Description

David O’Toole	4/22/2010	3,500	Acquisition—Open market purchase
	5/04/2010	100,000	Acquisition—Grant of stock options

Michael McNulty	7/13/2010	130,000	Acquisition—Grant of stock options

Miscellaneous Information Concerning Participants

Other than as set forth in this Appendix A or the proxy statement, none of the participants or their associates (i) beneficially owns, directly or indirectly, any shares or other securities of the Company or any of our subsidiaries or (ii) has any substantial interest, direct or indirect, by security holdings or otherwise, in any matter to be acted upon at the Annual Meeting.  In addition, except as set forth below, neither we nor any of the participants listed above has been within the past year a party to any contract, arrangement or understanding with any person with respect to any of our securities, including, but not limited to, joint ventures, loan or option arrangements, puts or calls, guarantees against loss or guarantees of profit, division of losses or profits or the giving or withholding of proxies.

In late July 2010, we plan on offering the position of Senior Software Architect to Peter Danenberg, Jr., a family member of our Chief Executive Officer.  Under the proposed terms of employment, Mr. Danenberg, Jr. will be paid an annual salary of $140,000.

Other than as set forth in this Appendix A or the proxy statement, neither we nor any of the participants listed above or any of their associates have or will have (i) any arrangements or understandings with any person with respect to any future employment by us or our affiliates or with respect to any future transactions to which we or any of our affiliates will or may be a party or (ii) a direct or indirect material interest in any transaction or series of similar transactions since the beginning of our last fiscal year or any currently proposed transactions, or series of similar transactions, to which we or any of our subsidiaries was or is to be a party in which the amount involved exceeds $120,000.

WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING,
BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK

Internet and telephone voting is available 24 hours a day, 7 days a week through 11:59 PM Eastern Time the day prior to annual meeting day.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET		TELEPHONE		MAIL

•	Go to the website listed above.	•	Use any touch-tone telephone.	•	Mark, sign and date your WHITE GOLD CARD.

•	Have your GOLD PROXY CARD ready.	•	Have your GOLD PROXY CARD ready.	•	Detach your GOLD PROXY CARD.

•	Follow the simple instructions that appear on your computer screen	•	Follow the simple recorded instructions.	•	Return your GOLD PROXY CARD. in the postage paid envelope provided.

DETACH PROXY CARD HERE IF YOU ARE NOT VOTING BY TELEPHONE OR INTERNET.

☒	Please mark votes as in this example.

The Board of Directors recommends a vote FOR Proposals 1 and 2.

1.  Election of Directors (or if any nominee is not available for election, such substitute as the Board of Directors may designate):

Proposal to elect Kirk K. Calhoun, Kathleen Danenberg, Jan Fagerberg, Christine Meda, Michael Metzger, Gary D. Nusbaum, Michael Serruya, and David M. Smith as Directors of the Company.

☐ FOR ALL	☐ WITHHOLD ALL	☐ FOR ALL EXCEPT

To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the name(s) of the nominee(s) on the line below.

_________________________________

2.   Proposal to ratify the appointment of BDO Seidman LLP as the Company's independent public accountants for the fiscal year ending December 31, 2010

☐ FOR	☐ AGAINST	☐ ABSTAIN

NOTE: Please sign exactly as your name or names appear on this Proxy.
When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

DATED: _____________________

(Signature): _____________________

(Title, if applicable): _____________________

PLEASE CAST YOUR VOTE AS SOON AS POSSIBLE!

GOLD PROXY CARD

RESPONSE GENETICS, INC.

1640 MARENGO ST., 6TH FLOOR
LOS ANGELES, CALIFORNIA 90033

PROXY FOR ANNUAL MEETING OF STOCKHOLDERS

SEPTEMBER 21, 2010

THE SPECIAL COMMITTEE OF RESPONSE GENETICS, INC.’S BOARD OF DIRECTORS SOLICITS THIS PROXY

The undersigned, revoking any previous proxies relating to these shares, hereby acknowledges receipt of the Notice and Proxy Statement dated August xx, 2010 in connection with the Annual Meeting of Stockholders of Response Genetics, Inc. (the “Company”) to be held at 10:00 a.m. EST on Tuesday, September 21, 2010 at The New York Palace Hotel, 455 Madison Avenue, New York, NY 10022 and hereby appoints  David O’Toole and Denise McNairn, and each of them (with full power to act alone), the attorneys and proxies of the undersigned, with power of substitution to each, to vote all shares of the Common Stock of the Company which the undersigned is entitled to vote at the 2010 Annual Meeting of Stockholders, and at any adjournments or postponements of the meeting, with all the powers the undersigned would have if personally present at the meeting.  Without limiting the general authorization given by this Proxy, the proxies are, and each of them is, instructed to vote or act as follows on the proposals set forth in the Proxy.

This Proxy when executed will be voted in the manner directed herein.  If no direction is made this Proxy will be voted FOR the election of persons listed below as Directors of the Company and FOR Proposal 2.

In their discretion the proxies are authorized to vote upon such other matters as may properly come before the meeting or any adjournments or postponements of the meeting.

If you wish to vote in accordance with the Special Committee's recommendations, just sign on the reverse side.  You need not mark any boxes.